FIRST AMENDMENT TO LEASE

TI-US FIRST AMENDMENT TO LEASE (this “Amendment”), is entered into as of June 10, 2004, by and between HOWARD COMMONS ASSOCIATES, L.LC., a Delaware limited liability company, (hereinafter “Landlord” or “Lessor”), and HAEMOSCOPE CORPORATION, an Illinois corporation, (hereinafter “Tenant” or “Lessee”).
RECITALS:
A.     Landlord and Tenant are parties to that certain Industrial/Office Lease Agreement dated March 23, 2004, for the space known as Suites 6227 (the “Premises”), located in the building, (the “Building”), commonly known as Howard Commons, 6201 West Howard Street, Niles, Illinois.
B.     Tenant and Landlord desire to modify’ the Lease as herein provided.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.     Defined Terms; Conflicts. To the extent not otherwise defined or modified herein, all capitalized terms and capitalized phrases used in this Amendment shall have the respective meanings ascribed to them in the Lease. To the extent the terms and provisions of this Amendment conflict with the terms and provisions of the Lease and/or previous Amendments thereto, the terms and provisions of this Amendment shall control.
2.    Amendment to the Lease. The Lease is hereby amended as follows:
A. The introductory paragraph of the Lease is amended as follows: The Term of the Lease shall be seven (7) years, commencing on the date Landlord delivers possession of the Premises with Landlord’s Work substantially complete (“Commencement Date”), and expiring seven (7) years thereafter, except that if the Commencement Date does not occur on the first day of a month, then the Term shall expire 84 months after the last day of the calendar month in which the Commencement Date occurs.
B. Exhibit “B” to the Lease is deleted and replaced by Exhibit “B” attached hereto
C. Exhibit “E” to the Lease is deleted and replaced by Exhibit “E” attached hereto.
D. Tenant shall have the right to terminate this Lease effective on the last day of the 60th month after the month in which the Commencement Date occurs, by giving Landlord no less than six (6) months prior written notice thereof which notice shall be accompanied by a termination payment of $37,000. In addition, Tenant shall have the right to terminate this Lease effective on the last day of the 72nd month after month in which the Commencement Date occurs, by giving Landlord no less than six (6) months prior written notice thereof which notice shall be accompanied by a termination payment of $18,500. Tenant shall not have the right to exercise any such early termination option if Tenant is in default under this Lease, either on the date of exercise or effective date of termination.

E.
Subsection 2.01(a) of Exhibit “D” is deleted and replaced by the following “Prior to the delivery of the Premises to Tenant, Landlord shall substantially complete the work described in Exhibit “E” (referred to as “Landlord’s Work”), at Landlord’s expense, except that Tenant shall pay Landlord as Tenant’s contribution toward the cost of such work the sum of Fifty Thousand Dollars ($50,000,00) upon execution of this Amendment and an additional Fifty Thousand Dollars ($50,000.00) within 30.. days of commencement of Landlord’s Work. Any changes to the Landlord’s Work requested by Tenant shall be subject to Landlord approval, and if approved, Tenant shall pay the cost of such changes, and any delays resulting from such changes shall not operate to extend the Commencement Date. Except for acts of Tenant, Tenant shall not be responsible for any increases in the cost of Landlord’s Work.”

F.
In Subsection 2.0 1(b) and Section 2.06 of Exhibit “D” delete “July 15, 2004” each place it appears and replace with “60 days after commencement of work”. Landlord makes no warranties as to whether the 60 days delivery can be achieved, and shall not be obligated to use double shifts, overtime or other extraordinary measures to achieve such date. However, if Landlord is unable to complete Landlord’s work by 60 days after commencement of work, Landlord will, subject to the requirements of Landlord’s contractor and the Village of Niles, allow Tenant to occupy such portions of the Premises as Landlord’s contractor may designate, provided, Tenant shall not interfere with or delay the completion of Landlord’s Work and neither Landlord nor its contractor shall be responsible for any loss, damage or injury to person or property within the Premises during such construction; all such risk being assumed by Tenant. During such occupancy. all provisions of the Lease shall apply except that Base Rent shall not commence until the Commencement Date.

3.    Confirmation. As modified hereby, the Lease remains in full force and effect,
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first-above written.
LANDLORD:     HOWARD COMMONS ASSOCIATES, L.L.C.,
a Delaware limited liability company

By its manager
MCZ/Jameson, inc., an lilinois corporation

By [Graphic appears here]

James G. Haft, Vice-President

TENANT:         HAEMOSCOPE CORPORATION
By [Graphic appears here]

EXHIBIT B
BASE RENT

Lease Year/Period	Rentable Square Footage	Base Rent per. Rentable sq. ft.	Annual Base Rent	Monthly Base Rent
Year 1
	16,478	7.28	$120,000.00	$10,000.00
Year 2	16.748	7.34	$123,000.00	$10,250.00
Year 3	16,748	7.53	$126,075.00	$10,506.25
Year 4	16,748	7.72	$129,226.88	$10,768.91
Year 5	16.748	7,91	$132,457.55	$11,038.13
Year 6	16,748	8.11	$135,768.99	$11,314.08
Year 7	16.748	8.31	$l39,163.21	$11,596.93
Base Rent shall abate for fifteen (15) days after the Commencement Date
For the above purposes, Year 1 commences on the Commencement Date and ends 12 months thereafter, except that it’ the Commencement Date does not occur on the first day of a month, then Year I shall end 12 months after the end of the calendar month in which the Commencement Date occurs. Each subsequent Year shall be a 12 month period.